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                                                                     Exhibit 2.3

                      AGREEMENT AND PLAN OF REORGANIZATION

            This Agreement and Plan of Reorganization, dated as of March 1, 2000 (the "Agreement"), is by and among UNIPAC Service Corporation, a Nebraska corporation ("Parent"), NelNet, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Subsidiary") and National Education Loan Network, Inc., a Nevada corporation ("Company").

      WHEREAS, the Boards of Directors of Parent, Subsidiary and Company have approved the merger of Company with and into Subsidiary pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

      WHEREAS, it is intended that the Merger will be treated as a reorganization under Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   THE MERGER

            SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Company shall be merged with and into Subsidiary and the separate existence of Company shall thereupon cease. Subsidiary shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

            SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as Articles of Merger, in the form set forth as Exhibit 1.2 hereto, are filed with the Secretary of State of the State of Nevada (the "Merger Filing"); such filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.3).

                                   ARTICLE II
                      THE SURVIVING AND PARENT CORPORATIONS

            SECTION 2.1 EFFECTS OF THE MERGER. At the Effective Time, the Surviving Corporation will continue to be governed by the laws of the State of Nevada, and the separate corporate existence of Surviving Corporation and all of its rights, privileges, immunities and franchises, and all its duties and liabilities as a corporation organized under the Nevada General Corporation Law, shall continue unaffected by the Merger. At the Effective Time, (i) the Articles of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be the


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Articles of Incorporation of Subsidiary as the surviving corporation in the
Merger until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the By-laws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of Subsidiary as the surviving corporation in the Merger, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of Chapter 92A of the Nevada General Corporation Law.

            SECTION 2.2 DIRECTORS. Effective as of Effective Time, all members of the Board of Directors of Subsidiary shall remain as members of the Board of Directors of the Surviving Corporation until resignation or appointment of successors, in accordance with Subsidiary's By-laws.

            SECTION 2.3 OFFICERS. Immediately after the Board of Directors referred to in Section 2.2 is constituted, Parent shall cause all such corporate action to be taken as may be necessary to cause Michael S. Dunlap, Chairman of the company, Don Bouc, President of the Company, and Stephen F. Butterfield, Vice President of the Company, to each become officers of the Surviving Corporation.

                                   ARTICLE III
                              CONVERSION OF SHARES

            SECTION 3.1 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective
Time:

            (a) Each then outstanding share of Class B common stock, par value $0.10 per share of the Company and preferred stock, par value $0.50 per share of Company ("Common Stock") (other than those shares of Class B common stock of the Company held by Stephen F. Butterfield and/or Michael
      S. Dunlap, other than those shares of Common Stock held in the treasury of Company, and other than shares of nonvoting Common Stock the holders of which have perfected any dissenter's rights that they may have under the Nevada General Corporation Law and which have not withdrawn or lost such rights ("Dissenting Shares")) will be converted into a right to receive one (1) share of Class B common stock, par value $0.10 per share, of Parent ("Parent Class B Common Stock"). Each then outstanding share of Class B Common stock held by Stephen F. Butterfield will be converted into a right to receive 0.9809 of a share of Parent Class B Common Stock. Each then outstanding share of Class B Common Stock held by Michael S. Dunlap will be converted into a right to receive 0.9875 of a share of Parent Class B Common Stock.

            (b) Each then outstanding share of Class A common stock, par value $0.10 per share, of Company ("Class A Common Stock") (other than those shares of Class A Stock held in the treasury of Company, and other than Dissenting Shares) will be converted into a right to receive 1.86 shares of Class A common stock, par value $0.10 per share, of Parent ("Parent Class A Common Stock").


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            (c) Each then outstanding share of Common Stock of Company will be canceled and retired, and each share of Common Stock issued and held in Company's treasury will be canceled and retired, without further action.

            (d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, each issued and outstanding share of common stock of Parent shall continue unchanged.

            SECTION 3.2 EXCHANGE OF CERTIFICATES.

            (a) As of the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of stock and which was surrendered to Parent in accordance with
      Section 3.2(b) hereof shall be entitled to receive in exchange therefor, a certificate or certificates theretofore representing the number of whole shares of Parent Common Stock, to which such holder is entitled pursuant to Section 3.1.

            (b) Within ten (10) days after approval of this Agreement and the Merger by the requisite number of shareholders of Company in accordance with Section 92A.120 of the Nevada General Corporation Law ("Company Shareholders' Approval"), Parent shall mail to each holder of record of a certificate or certificates that as of the date of such approval, represented outstanding shares of Common Stock (the "Company Certificates"): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon actual delivery of Company Certificates to Parent); and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for certificates representing shares of Parent Common Stock. Such instructions shall instruct such holder to deliver to Parent their respective Company Certificates within twenty (20) days from the date such holder receives the form letter of transmittal, together with a duly executed and completed letter of transmittal and such other documents as the Parent shall reasonably require. Thereafter, at and after the Effective Time, each holder of shares of Common Stock, upon delivery of their respective Company Certificates, together with a duly executed letter of transmittal, shall be entitled to receive in exchange therefor the consideration to which such holder is entitled pursuant to
      Section 3.1, and Company Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, no party hereto shall be liable to a holder of shares of Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (c) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the consideration to which other shares of Common Stock other than Dissenting


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      Shares are entitled pursuant to this Article III, but the holder of
      Dissenting Shares shall only be entitled to such rights as are granted by Chapter 92A of the Nevada General Corporation Law. If a holder of shares of Common Stock who pursues dissenters' rights with respect to those shares under Chapter 92A of the Nevada General Corporation Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares of Common Stock shall be converted into and represent only the right to receive the consideration as provided in Article III, without interest, upon the surrender of the Company Certificate or Company Certificates representing those shares of Common Stock. Company shall give Parent prompt notice of any written demands made pursuant to dissenting shareholders rights under Chapter 92A of the Nevada General Corporation Law with respect to any shares of Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 92A of the Nevada General Corporation Law received by Company relating to a shareholder's right to dissent. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands made pursuant to such dissenters' rights with respect to any shares of Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands. Parent shall contribute to Company or the Surviving Corporation, as the case may be, sufficient funds to enable Company or the Surviving Corporation to make, or shall itself directly make, any payments required to be made to holders of Dissenting Shares.

            (d) Anything to the contrary notwithstanding in this Section 3.2, if this Agreement is terminated pursuant to Article IX, any Company Certificate or Company Certificates which have been surrendered to Parent shall be promptly returned to the persons submitting the same.

            (e) Until surrendered and exchanged in accordance with this Section 3.2, each Company Certificate shall, after the Effective Time, represent solely the right to receive the Parent Common Stock, to which the holder of such Company Certificate is entitled to hereunder, and shall have no other rights. At the Effective Time, the stock transfer books of Company will be closed and no transfer of shares of Common Stock will thereafter be made.

            SECTION 3.3 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a place mutually agreed upon within five (5) business days immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and Company shall agree (the date on which the Closing occurs being the "Closing Date").


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                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

            Parent and Subsidiary each represent and warrant to Company as follows:

            SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). True, accurate and complete copies of Parent's Articles of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Company. True, accurate and complete copies of Subsidiary's Articles of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

            SECTION 4.2 CAPITALIZATION.

            (a) The authorized capital stock of Parent consists of 10,000 shares of Class A Parent Common Stock, par value $0.10 per share and 1,000,000 shares of Class B Parent Common Stock, par value $0.10 per share. As of the date of this Agreement, the number of issued and outstanding shares of Class A Parent Common Stock was 1,000. All of the issued and outstanding shares of Parent Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of Parent holds any shares of capital stock of Parent. As of the time immediately prior to the Merger, the number of issued and outstanding shares of Class B Parent Common Stock shall be 63,244.

            (b) The authorized capital stock of Subsidiary consists of 1,000 shares of Subsidiary common stock, par value $1.00 per share, of which 100 shares are issued and outstanding, all of which are owned beneficially and of record by Parent.

            (c) As of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment, except for (i) this Agreement, and (ii) the commitment to issue an


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      additional 63,244 shares of Class B Parent Stock to existing shareholders of Class A Parent Stock. There are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or is bound with respect to the voting of any shares of capital stock of Parent. The shares of Parent Common Stock to be issued to shareholders of Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

            SECTION 4.3 SUBSIDIARIES. Each corporate subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of Parent is qualified to do business, and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and those owned directly or indirectly by Parent are owned free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Parent owns directly or indirectly all of the issued and outstanding shares of the capital stock of Subsidiary. Immediately prior to the Effective Time, Parent will be in control of Subsidiary within the meaning of Section 368(c)(1) of the Code. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean any corporation, partnership, joint venture or other entity of which the specified entity, directly or indirectly, controls or which the specified entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of director or any similar governing body.

            SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

            (a) Parent and subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Subsidiary of the transactions contemplated hereby, have been duly authorized by Parent's and Subsidiary's Board of Directors, respectively, and by Parent as sole shareholder of subsidiary, and no other corporate proceedings on the part of Parent or subsidiary are necessary to


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      authorize the execution and delivery of this Agreement and the consummation by Parent and subsidiary of the transactions contemplated hereby, except for the obtaining of the Parent Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by Company, constitutes a valid and binding agreement of each Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general equitable principles.

            (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not, and the consummation by Parent and Subsidiary of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries; (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit, or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

            (c) Except for (i) the filings by Parent and Company required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (ii) the making of the Merger Filing with the Secretary of State of the State of Nevada in connection with the Merger, (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or


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      obtained, as the case may be, would not, in the aggregate, have a Parent
      Material Adverse Effect.

            SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent (including all notes and schedules contained therein and annexed thereto) (the "Parent Financial Statements") have been, and will be, prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly, and will fairly, present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

            SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Parent Financial Statements, or as expressly disclosed and described in any of the schedules hereto, neither Parent nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (a) except liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto; or (ii) which were incurred in the ordinary course of business and consistent with past practices; and (b) except for any liabilities, obligations or contingencies which would not, in the aggregate, have a Parent Material Adverse Effect.

            SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent Financial Statements, since December 31, 1999, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole.

            SECTION 4.8 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Parent Material Adverse Effect. Except as set forth in the Parent Financial Statements, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Parent Material Adverse Effect.

            SECTION 4.9 NO VIOLATION OF LAW. Neither parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any governmental or regulatory body or


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authority is pending or, to the knowledge of Parent, is threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Parent Material Adverse Effect. Parent and its subsidiaries (a) have duly and currently filed all reports and other information required to be filed with the Department of Education or any other governmental or regulatory authority in connection with the Parent Permits; and (b) are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Parent Material Adverse Effect.

            SECTION 4.10 COMPLIANCE WITH AGREEMENTS. Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the respective charters, by-laws or other similar organizational instruments of Parent or any of its subsidiaries; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.10, would have, in the aggregate, a Parent Material Adverse Effect.

            SECTION 4.11 TAXES.

            (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.11(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects; and
      (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Parent balance sheet as of December 31, 1999, (the "1999 Parent Balance Sheet") is, and will be, adequate to cover all Taxes for all periods ending on or prior to December 31, 1999, and there are no material liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for


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      on the 1999 Parent Balance Sheet. Neither Parent nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
      Section 341(f) of the Code.

            (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and record taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

            (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

            SECTION 4.12 EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Except as disclosed to the Company, at the date hereof, Parent and its subsidiaries do not maintain or contribute to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of Parent and its subsidiaries being referred to as the "Parent Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits. Neither Parent nor its subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Parent Plans, under existing collective bargaining agreements or to comply with applicable law.

            (b) Except as disclosed by Parent; (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Parent Material Adverse Effect; (ii) except for premiums due, there is no outstanding liability in excess of $100,000.00, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Parent Plans; (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA; (vi) none of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of


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      the last day of the most recent fiscal year of each of the Parent Plans ended prior to the date of this Agreement; (v) the current present value of all projected benefit obligations under each of the Parent Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent Financial Statements, based upon reasonable actuarial assumptions currently utilized for such Parent Plan; (vi) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations; (vii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Plans, and the period for making any such necessary retroactive amendments has not expired; (viii) to the best knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course; and (ix) Parent and its subsidiaries have no current liability in excess of $100,000.00, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Parent and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (a "Parent Controlled Group Plan"), and Parent and its subsidiaries do not reasonably anticipate that any such liability will be asserted against Parent or any of its subsidiaries, none of the Parent Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), and no Parent Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability in excess of $100,000.00 against Parent and its subsidiaries.

            SECTION 4.13 INVESTMENT COMPANY ACT. Parent and each of its subsidiaries either (a) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act of 1940 (the "Investment Company Act"); or (b) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Parent nor any of its subsidiaries is required to be registered under the Investment Company Act.

            SECTION 4.14 LABOR CONTROVERSIES. Except as disclosed by Parent (a) there are no significant controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees; (b) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries; (c) Parent and its subsidiaries have, to the knowledge of Parent, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes; and (d) no person has, to the knowledge of Parent, asserted that Parent or any of its subsidiaries is liable in any material amount for any arrears of wages, or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

            SECTION 4.15 ENVIRONMENTAL MATTERS. To the knowledge of Parent, neither Parent nor any of its subsidiaries has disposed of or arranged for the disposal of any hazardous substance at any facility, location or site so as to be or become a potentially liable party for remedial action or response costs in connection with such facility, location or site under the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, or similar state statutes which liability could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries taken as a whole.

            SECTION 4.16 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

            SECTION 4.17 SUBSEQUENT LIQUIDATION OR SALE: REACQUISITION OF PARENT COMMON STOCK. Parent has no plan or intention (i) to liquidate Subsidiary, (ii) to merge Subsidiary with and into another corporation, (iii) to sell or otherwise dispose of the stock of Subsidiary, or (iv) to cause Subsidiary to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Parent has no plan or intention to reacquire, directly or indirectly, any of the Parent Common Stock issued in the Merger.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

            Company represents and warrants to Parent and Subsidiary as follows:

            SECTION 5.1 ORGANIZATION AND QUALIFICATION. Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, financial condition, or results of operations of Company (a "Company Material Adverse Effect"). True, accurate, and complete copies of Company's Articles of Incorporation and Bylaws in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

            SECTION 5.2 CAPITALIZATION.

            (a) As of the date hereof, 1,000 shares of Class A Common Stock of the Company were issued and outstanding, 17,000 shares of Preferred Stock of the Company were issued and outstanding, and 124,593 shares of Class B Common Stock of the Company were issued and outstanding. All of the issued and outstanding shares of stock in the Company are validly issued and are fully paid and nonassessable.

            (b) As of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights, or warrants, including any right of conversation or exchange under any outstanding security, instrument, or other agreement obligating Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the capital stock of Company or obligating Company to grant, extend, or enter into any such agreement or commitment. There are no voting trusts, proxies, or other agreements or understandings to which Company is a party or is bound with respect to the voting of any shares of capital stock of Company, except for a Stockholders Agreement disclosed previously by the Company.

            SECTION 5.3 NO SUBSIDIARIES. Company does not own any interest in any corporation, partnership, business organization, or other entity, other than those previously disclosed by the Company.

            SECTION 5.4 AUTHORITY: NON-CONTRAVENTION; APPROVALS.

            (a) Company has full corporate power and authority to enter into this Agreement and, subject to Company Shareholders' Approval and Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby, have been duly authorized by Company's Board of Directors, and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby, except for Company Shareholders' Approval and the obtaining of Company Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by Company, and assuming the due authorization, execution, and delivery hereof by Parent and Subsidiary, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to enforcement of creditors' rights generally; and
      (ii) general equitable principles.

            (b) The execution and delivery of this Agreement by Company does not, and the consummation by Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of Company under any of the terms, conditions, or provisions of (i) the articles of incorporation or bylaws of Company; (ii) subject to obtaining Company Required Statutory Approvals and the receipt of Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit, or license of any court or government authority applicable to Company or any of its properties or assets; or (iii) subject to obtaining Company Required Statutory Approvals, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument, obligation, or agreement of any kind to which Company is now a party or by which Company or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations, or creations of liens, security interests, charges, or encumbrances that would not, in the aggregate, have a Company Material Adverse Effect.

            (c) Except for (i) the filings by Parent and Company required by Title II of the HSR Act; and (ii) the making of the Merger Filing with the Secretary of State of the state of Nevada in connection with the Merger approvals referred to in clauses (i) and (ii), collectively referred to as the "Company Required Statutory Approvals," no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

            SECTION 5.5 FINANCIAL STATEMENTS. The Company has previously furnished complete copies of the financial statements of Company consisting of
(i) balance sheets of Company as of December 31, 1998 (including the notes contained therein or annexed thereto); and (ii) an unaudited balance sheet of Company as of December 31, 1999 (the "Recent Balance Sheet"). All of such financial statements (including all notes and schedules contained therein and annexed thereto) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position, results of operations, and cash flows of Company as of the dates and for the years and periods indicated, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

            SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Recent Balance Sheet, Company does not have any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of any nature
(a) except liabilities, obligations, or contingencies (i) which are accrued or reserved against in the Recent Balance Sheet or reflected in the notes thereto; or (ii) which were incurred after the date of the Recent Balance Sheet and were incurred in the ordinary course of business and consistent with past practice; and (b) except for any liabilities, obligations, or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect; or (ii) have been discharged or paid in full prior to the date hereof.

            SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Recent Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Company and its subsidiaries, as a whole.

            SECTION 5.8 LITIGATION. There are no claims, suits, actions, or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company, before any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator which could reasonably be expected, either alone or in the aggregate with all such claims, actions, or proceedings, to have a Company Material Adverse Effect. Company is not subject to any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

            SECTION 5.9 NO VIOLATION OF LAW. Company is not in violation of and has not been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance, or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened nor has any governmental or regulatory body or authority indicated an intention to conduct the same other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect. Company has all permits, licenses, franchises, variances, exemptions, orders, and other governmental authorizations, consents, and approvals necessary to conduct its business as presently conducted (the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents, and approvals, the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. Company (a) has duly and currently filed all reports and other information required to be filed with the

Department of Education or any other governmental or regulatory authority in connection with Company Permits; and (b) is not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect.

            SECTION 5.10 COMPLIANCE WITH AGREEMENTS. Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party could result in, a default under (a) the articles of incorporation or bylaws of Company; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval, or other instrument to which Company is a party or by which it is bound or to which any of its property is subject, which breaches, violations, and defaults, in the case of clause (b) of this Section 5.10, would have, in the aggregate, a Company Material Adverse Effect.

            SECTION 5.11 TAXES. Company has (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time, other than those Tax Returns, the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct, and complete in all material respects; and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Recent Balance Sheet are adequate to cover all Taxes for all periods ending on or prior to the date of the Recent Balance Sheet, and there are no material liens for Taxes upon any property or assets of Company, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency, or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Company, which, if decided adversely, singly or in the aggregate, would have a Company Material Adverse Effect.

            SECTION 5.12 EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Except as disclosed by Company at the date hereof, Company does not maintain or contribute to any material employee benefit plans, programs, arrangements, and practices (such as plans, programs, arrangements, and practices of Company being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in
      Section 3(3) of ERISA. Company has no obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of Company Plans or to comply with applicable law.

            (b) Except as disclosed by Company, (i) there have been no non-exempt prohibited transactions within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any of Company Plans that could result in penalties, taxes, or liabilities, which, singly or in the aggregate, could have a Company Material Adverse Effect; (ii) except for premiums due, there is no outstanding liability in excess of $100,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of Company Plans; (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 404(b) of ERISA; (iv) none of Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Plan ended prior to the date of this Agreement for which the required time for making contributions has expired; (v) the current present value of all projected benefit obligations under each of Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Recent Balance Sheet (based upon reasonable actuarial assumptions currently utilized for such Company Plan); (vi) each of Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations; (vii) each of Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked, or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired; (viii) to the best knowledge of Company, there are no material pending, threatened, or anticipated claims involving any of Company Plans other than claims for benefits in the ordinary course; and (ix) Company has no current liability in excess of $100,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) which has occurred under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Company under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and Company has no knowledge that any such liability will be asserted against it, none of Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) as of the last day of the most recent fiscal year of such plan ended prior to the date of this Agreement for which the required time for making contributions has expired, and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes, or liability against Company in excess of $100,000, whether measured alone or in the aggregate.

            SECTION 5.13 INVESTMENT COMPANY ACT. Company either (a) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to an "investment company" within the meaning of the Investment Company Act; or (b) satisfies all conditions for an exemption from the Investment Company Act and, accordingly, Company is not required to be registered under the Investment Company Act.

            SECTION 5.14 LABOR CONTROVERSIES. Except as disclosed by the Company, (a) there are no significant controversies pending or, to the knowledge of Company, threatened between Company and any representatives of any of its employees; (b) to the knowledge of Company, there are no material organization efforts presently being made involving any of the presently unorganized employees of Company; (c) Company has, to its knowledge, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes; and (d) no person has, to the knowledge of Company, asserted that Company is liable, in any material amount, for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities, which, singly or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

            SECTION 5.15 ENVIRONMENTAL MATTERS. The applicable federal, state, or local laws ("Laws") relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, hazardous, or petroleum, or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Waste, including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws." Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and time tables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder, except to the extent that noncompliance would not have a Company Material Adverse Effect. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice, or demand letter pending or, to Company's knowledge, threatened against Company relating in any way to the Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder. To Company's knowledge, there are no past or present events, conditions, activities, practices, incidents, actions, omissions, or plans which would interfere with or prevent compliance, or continued compliance, with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder or which would give rise to any liability thereunder, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any claim, action, demand, \suit, proceeding, hearing, notice of violation, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment of any Waste, except to the extent that such noncompliance, liability, or claim would not have a Company Material Adverse Effect.

            SECTION 5.16 INTELLECTUAL PROPERTY. Company is licensed or otherwise has the right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, and other proprietary intellectual property rights and computer programs which are material to the business, financial condition, or results of operation of Company. No claims are pending or, to the knowledge of Company, threatened that Company is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright, or other intellectual property right, except for any of the foregoing as would not have a Company Material Adverse Effect.

            SECTION 5.17 TITLE TO AND CONDITION OF PROPERTIES. Company has good and marketable title to all of Company's material assets, business, and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges, or encumbrances of any nature whatsoever (collectively, "Liens"), except those previously disclosed by Company.

            SECTION 5.18 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 6.1 CONDUCT OF BUSINESS BY COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the parties hereto shall otherwise agree in writing, each of the respective parties hereto shall:

            (a) Conduct its business in the ordinary and usual course of business, consistent with past practice;

            (b) not (i) amend or propose to amend its Articles of Incorporation or Bylaws; or (ii) split, combine, or reclassify its outstanding capital stock or declare, set aside, or pay any dividend or distribution payable in cash, stock, property, or otherwise;

            (c) not issue, sell, pledge, or dispose of, or agree to issue, sell, pledge, or dispose of any additional shares of, or any options, warrants, or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

            (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business; (ii) redeem, purchase, acquire, or offer to purchase or acquire any shares of its capital stock; (iii) take or fail to take any action, which action or failure to take action would cause Company or its shareholders (except to the extent that any shareholders receive consideration other than Parent Common Stock) or Parent or its shareholders (except to the extent that any shareholders receive consideration other than Common Stock) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger;
      (iv) make any acquisition of any material amount of assets or any businesses other than expenditures for fixed or capital assets in the ordinary course of business; (v) sell any material amount of assets or any businesses, other than sales, in the ordinary course of business; or (vi) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

            (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

            (f) confer, on a regular and frequent basis, with one or more representatives of the other parties hereto to report operational matters of materiality and the general status of ongoing operations;

            (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment, or other similar arrangements or agreements with any directors, officers, or key employees, except in the ordinary course and consistent with past practice;

            (h) not adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary course of business and consistent with past practice or as required under the terms of such plans; and

            (i) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses, in such amounts and against such risks and losses as are consistent with past practice.

            SECTION 6.2 CONTROL OF COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct Company's operations. Nothing contained in this Agreement shall give to Company, directly or indirectly, rights to control or direct Parent's operations. Prior to the Effective Time, Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

            SECTION 7.1 ACCESS TO INFORMATION. Company shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors, and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments, and records (including, but not limited to, Tax Returns) and during such period shall furnish promptly to one another such other information concerning their respective businesses, properties, and personnel as Parent or Subsidiary or Company, as the case may be, shall reasonably request; provided that no investigation pursuant to this
Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their best efforts to cause the Parent Representatives to hold, and Company shall hold and shall use its best efforts to cause Company Representatives to hold in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to Company, as the case may be, in connection with the transactions contemplated by this Agreement, except that Parent, Subsidiary, and Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, Company Required Statutory Approvals, and Company Shareholders' Approval, and Parent, Subsidiary, and Company may disclose any information that any of them is required by law or judicial or administrative order to disclose; provided that the party required to disclose such information shall provide the other parties with adequate prior notice to such effect, and such party shall cooperate with any other party which wishes to obtain a protective order or injunction covering such information. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly re-deliver to the other all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts, or other reproductions, in whole or in part, of such written material. In such event, all documents, memoranda, notes, and other writing whatsoever prepared by Parent or Company based on the information in such material shall be destroyed (and Parent and Company shall use their respective best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda, and notes), and such destruction (and best efforts) shall be certified, in writing, by an authorized officer supervising such destruction. Company shall promptly advise Parent, and Parent shall promptly advise Company in writing, of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations, or prospects of Company or Parent and its subsidiaries, taken as a whole.

            SECTION 7.2 COMPANY SHAREHOLDERS' APPROVAL. The parties hereto shall promptly submit this Agreement and the transactions contemplated hereby for their respective shareholders' approval at a meeting of shareholders and shall use its best efforts to obtain shareholder approval and adoption of this Agreement and the transactions contemplated hereby. Such meeting shall be held as soon as practicable following the date hereof. Each party hereto shall, through its Board of Directors, recommend to its respective shareholders approval of the transactions contemplated by this Agreement.

            SECTION 7.3 EXPENSES. All cost and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            SECTION 7.4 AGREEMENT TO COOPERATE. Parent, Subsidiary, and Company each agree to take such actions as may be necessary to obtain any governmental consents, orders, and approvals legally required for the consummation of the Merger, and the transactions contemplated hereby, including the making of any filings, publications, and requests for extensions and waivers and shall take all necessary and appropriate steps to file under the HSR Act.

            SECTION 7.5 PUBLIC STATEMENTS. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Parent shall be subject to the prior approval of Parent, which shall not be unreasonably withheld. Company and Parent expressly agree that a public announcement of the transactions contemplated by this Agreement shall be made as agreed upon by Company and Parent.

            SECTION 7.6 EMPLOYEE BENEFITS. Parent hereby acknowledges the existence of each of the Company Plans and agrees that it shall perform, or cause to be performed, after the Effective Time all of the obligations of Company thereunder. Each of the Parent Plans and Company Plans in effect at the date hereof shall be maintained in effect without any amendments or modifications which would adversely affect the beneficiaries thereof with respect to the employees or former employees of Parent, on the one hand, and of Company on the other hand, respectively, who received any benefits under any such benefit plans immediately prior to the Closing Date until the second anniversary of the Effective Time.

            SECTION 7.7 STOCKHOLDER AGREEMENT. At or immediately after the Closing, Parent and Company shall each use best efforts in good faith to have shareholders of Parent execute and deliver to each other a Stockholder Agreement ("Stockholder Agreement") substantially in the form of Exhibit 7.7 hereto.

            SECTION 7.8 MERGER VOTE. In any vote of the shareholders of Company regarding approval of the Merger, Parent shall vote, or cause to be voted, all shares of Common

Stock then owned by Parent, Subsidiary, or any other subsidiary of Parent or with respect to which Parent, Subsidiary, or any other subsidiary of Parent holds the power to direct the voting in favor of approval of the Merger and this Agreement.

            SECTION 7.9 TAX TREATMENT. Following the Merger, Parent and Subsidiary shall not take any actions that would adversely impact the treatment of the Merger as a reorganization that qualifies under Sections 368(a)(1)(A) and
(a)(2)(D) of the Code. It is expressly understood and agreed that the present shareholders of Company are intended beneficiaries who are entitled to enforce the provisions of this Section 7.9 as if they were parties hereto.

                                  ARTICLE VIII
                                   CONDITIONS

            SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Company, Parent and Subsidiary under applicable law;

            (b) Parent Common Stock, issuable in the Merger, shall have been authorized;

            (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

            (d) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order, or decree lifted);

            (e) No action shall have been taken, and no statute, rule, or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger; and

            (f) All governmental consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have become Final Orders.

            (g) Consummation of the Merger shall satisfy all requirements under
      Section 355(e) of the Code with respect to shareholders of Parent.

            SECTION 8.2 CONDITIONS TO OBLIGATION OF COMPANY TO EFFECT THE MERGER. Unless waived by Company, the obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) Parent and Subsidiary shall have performed, in all material respects, their agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made; and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date and to the extent the failure of such to be true and correct in all material respects on and as of the Closing Date is the result of actions expressly mandated by Section 7.4;

            (b) All governmental consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no such consent, order, or approval shall have any terms which, in the reasonable judgment of Company, when taken together with the terms of all such consents, orders, or approvals, would materially impair the value of the Merger to the shareholders of the Company, and no governmental authority shall have promulgated any statute, rule, or regulation which, when taken together with all such promulgations, would materially impair the value of the Merger to the shareholders of the Company;

            SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

            (a) Company shall have performed, in all material respects, its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made; and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, and to the extent the failure of such to be true and correct in all material respects on and as of the Closing Date, is the result of actions expressly mandated by Section 7.4 the Closing Date;

            (b) Investor Representation Forms, in the form reasonably required by Parent and executed by each Company shareholder (other than Parent and any holders of Dissenting Shares) as of the date on which Company Shareholders' Approval is received, shall have been delivered to Parent; and

            (c) All governmental consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no such consent, order, or approval shall have any terms which, in the reasonable judgment of Parent, when taken together with the terms of all such consents, orders, or approvals, would materially impair the value to Parent of the Merger, and no governmental authority shall have promulgated any statute, rule, or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT, AND WAIVER

            SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the parties:

            (a) by mutual consent of Parent and Company;

            (b) by any party hereto, by written notice to the other party, if approval of such notifying party's shareholders shall not have been obtained at a duly held special meeting, including any adjournments thereof; and

            (c) by any party hereto, if any state or federal law, order, rule, or regulation is adopted or issued which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or by any party hereto, if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment, or decree permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, judgment, or decree shall have become final and nonappealable.

            SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Company as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of either Company, Parent, Subsidiary, or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.1 and 7.4 which shall survive the termination). Nothing in this Section 9.2 shall relief any party from liability for any breach of this Agreement.

            SECTION 9.3 AMENDMENT. This Agreement may be amended before or after Company Shareholder Approval has been obtained but only by an instrument, in writing, signed on behalf of each of the parties hereto and in compliance with applicable law.

            SECTION 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                               GENERAL PROVISIONS

            SECTION 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in Articles IV and V of this Agreement shall survive the Merger.

            SECTION 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to Parent or Subsidiary, to:

                  UNIPAC Service Corporation
                  Attention: K. Jon Kern, President
                  3015 S. Parker Road, Suite 400
                  Aurora, CO 80014

            (b) If to Company, to:

                  National Education Loan Network, Inc.
                  Attention: Don Bouc, President
                  121 S. 13th Street, Suite 301
                  Lincoln, NE 68508

            SECTION 10.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 10.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            SECTION 10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            SECTION 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as expressly herein provided, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            IN WITNESS WHEREOF, Parent, Subsidiary and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          UNIPAC Service Corporation
                                          ("Parent")

                                  By:     /s/ K. Jon Kern
                                          --------------------------------
                                  Title:  President
                                          --------------------------------

                                          NelNet, Inc.
                                          ("Subsidiary")

                                  By:     /s/ Don Bouc
                                          --------------------------------
                                  Title:  President
                                          --------------------------------

                                          National Education Loan Network, Inc.
                                          ("Company")

                                  By:     /s/ Don Bouc
                                          --------------------------------
                                  Title:  President
                                          --------------------------------

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